Exhibit 3.27

OPERATING AGREEMENT

of

__________________ DIALYSIS CENTER LLC

THIS AGREEMENT is made and entered into as of this ___ day of ______ 2010, by and between American Renal Associates, LLC, a Delaware limited liability company (“ARA”) ____________________ as the Members. ______________ and its successors are referred to herein collectively as the “Partner.”

WHEREAS, the Members, upon execution of this Agreement and payment of the Capital Contributions indicated herein, shall own, in the aggregate, all of the membership interests in _____________ Dialysis LLC (the “Company”);

WHEREAS, the Members have formed the Company for the purpose of establishing, owning and operating one or more outpatient renal dialysis facilities (the “Facility”) to be located in or around ____________, ____________; and

WHEREAS, the Members and the Company desire to enter into this Agreement to provide for the terms and conditions governing the structure, operation and management of the Company;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements hereinafter set forth, the Members and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1. Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Actor” has the meaning specified in Section 6.8 of this Agreement.

“Affiliate” means: (i) any, direct or indirect, shareholder, partner, member or other type of equity owner of a Member, (ii) any officer, director, manager or executive of any Member, (iii) any Person or group of Persons who, directly or indirectly, controls, is controlled by, or is under common control with, a Member or any Person or entity referred to in clause (i) or (ii) above, and (iv) any entity which, directly or indirectly, is controlled by one or more of the individuals referred to in clauses (i), (ii) or (iii) above.

“Affiliated Entity” means any limited liability company, corporation or trust the equity holders or beneficiaries of which consist exclusively of (i), in relation to a Member which is not a natural Person, such Member and/or one or more of its Affiliates, and (ii), in relation to a Member who is a natural Person, such Member and/or one or more of such Member’s descendants, spouse, parents, parents-in-law, nephews, nieces, brothers, sisters, brothers-in-law or sisters-in-law.

“Agreement” means this Operating Agreement as amended or restated from time to time.

“ARA” has the meaning specified in the Preamble to this Agreement.

“ARM” has the meaning specified in Section 5.13 of this Agreement.

“Audit” has the meaning specified in Section 7.2 of this Agreement.

“Bankruptcy” has the meaning specified in Section 9.1 of this Agreement.

“Base Rate” has the meaning specified in Section 9.3(b) of this Agreement.

“Bona Fide Offer” has the meaning specified in Section 8.5(a) of this Agreement.

“Breach Event” has the meaning specified in Section 9.1 of this Agreement.

“Buying Member” has the meaning specified in Section 8.5(b) of this Agreement.

“Capital Account” means the capital account of a Member maintained as provided in Section 3.6 hereof.

“Capital Call” has the meaning specified in Section 3.3 of this Agreement.

“Capital Contribution” means the contributions by Members to the Company’s capital in the form of cash or property.

“Capital Contribution Commitment” has the meaning specified in Section 3.1 of this Agreement.

“Charter Document” means the Company’s Certificate of Formation filed with the Delaware Secretary of State (in the form attached hereto as Exhibit A), as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986 (or the corresponding provisions of any succeeding law), as amended from time to time.

“Company” means ____________ Dialysis Center LLC.

“Company Property” means all property, real or personal, tangible or intangible, then owned by the Company.

“Departing Member” has the meaning specified in Section 9.1 of this Agreement.

“Facility” has the meaning specified in the Preamble to this Agreement.

“Major Actions” means any of the following (i) a sale, transfer, liquidation or reorganization of all or substantially all of the Company Property, a merger of the Company or a dissolution of the Company, (ii) a lease of all or substantially all of the Company Property, (iii) the admission of a new or substituted Member, (iv) an amendment or modification of this Agreement or the Charter Document (including any conversion or reformation thereof), except where such amendment or modification is determined necessary by counsel for the Company to comply with applicable law, (v) any transaction or contract (including any amendment thereto) with a Member or an Affiliate of a Member, except to the extent specifically provided for hereunder, (vi) any distribution in kind of assets of the Company, (vii) any capital calls except to the extent specifically provided for herein, (viii) any Transfer of all or any part of a Membership Interest other than a Permitted Transfer, and (ix) any substantial expansion or capital improvement of the Facility.

“Majority in Interest” means in excess of 50%.

“Majority in Interest of the Members” means those Members holding over 50% of the total Membership Interests.

“Management Agreement” has the meaning specified in Section 5.13 of this Agreement.

“Managing Committee” means the committee referenced as such in Article VI of this Agreement.

“Medical Director Agreement” has the meaning specified in Section 5.13 of this Agreement.

“Member” means each Person who executes this Agreement or a counterpart hereof as a member of the Company and, in the case of any new Member or transferee of a Membership Interest, is admitted as a Member pursuant to the provisions of Section 5.5 and Article VIII of this Agreement.

“Membership Interest” means a Member’s ownership interest in the Company; the ratio that a Member’s Membership Interest bears to the total Membership Interests of the Company shall be set forth on Exhibit B which shall be amended from time to time to reflect changes in ownership.

“Net Cash Flow” has the meaning specified in Section 4.2(e) of this Agreement.

“Net Losses” has the meaning specified in Section 4.2(c) of this Agreement.

“Net Profits” has the meaning specified in Section 4.2(c) of this Agreement.

“Note” has the meaning specified in Section 9.3(b) of this Agreement.

“Occurrence” has the meaning specified in Section 9.1 of this Agreement.

“Permitted Transfer” has the meaning specified Section 8.1 of this Agreement.

“Person” means any natural person; partnership, limited partnership, trust, estate, association, limited liability company, or corporation; any custodian, nominee, trustee, executor, administrator, or other fiduciary; or any other individual or entity in its own or any representative capacity.

“Sale Transaction” has the meaning specified in Section 8.8 of this Agreement.

“Selling Member” has the meaning specified in Section 8.5 of this Agreement.

“State” means, when used without any particular state reference, the State of ____________; and “state”, when used generically, shall be deemed to include the State of ______.

“Tax Matters Partner” has the meaning specified in Section 7.2 of this Agreement.

“Transfer” and “Transferred” have the meanings specified in Section 8.1 of this Agreement.

“Treasury Regulations or Treas. Reg.” means the regulation(s) in connection with the provisions of the Code.

“Withdrawal” has the meaning specified in Section 9.1 of this Agreement.

Section 1.2. Other Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Act.

ARTICLE II

FORMATION; GENERAL PURPOSES

Section 2.1. Formation. The Company was formed on __________, 2009, in expectation of execution of this Agreement by the filing of the Charter Document with the Secretary of State of the State of Delaware. The Company’s affairs and the conduct of its business shall be governed by the Act, except as otherwise expressly provided herein and in the Charter Document. The Members further agree and acknowledge, solely to the extent permitted by law, that the provisions set forth in the Charter Document shall supersede any comparable provisions contained herein and the provisions contained in the Charter Document shall govern any conflict by and between these provisions and the provisions contained therein.

Section 2.2. Purposes.

(a) The Company shall engage in any lawful activity for which limited liability companies may be organized under the Act, including, but not limited to:

(i) the establishment, ownership and operation of one or more outpatient renal dialysis facilities to be located in or around ____________; and

(ii) such other activities or transactions necessary or appropriate in connection with or to effectuate the foregoing.

(b) It is expressly understood by the parties hereto that the Company’s operations and its Members are subject to various State and federal laws regulating permissible relationships between the Members and entities such as the Company, including 42 U.S.C. §1320a-7(b)b (the “Fraud and Abuse Statute”) and 42 U.S.C. §1395nn (the “Stark Act”). It is the intent of the parties that the Company operate in a manner consistent with the foregoing statutes. Accordingly, notwithstanding anything else contained in this Agreement to the contrary,

(i) No contract or other agreement may be entered into by the Company with any Member or Affiliate or any other third party, unless such contract or agreement is at arms-length and for fair market value compensation and is approved in accordance with this Agreement;

(ii) There is no intent to induce the referral of patients to the Company by any Person in connection with the formation and operation of the Company, and each Member, its Affiliates and its employees are not precluded or discouraged from referring patients to any provider of services other than the Company, and the referral of patients to the Company is not a condition to remaining a Member;

(iii) The Company or any Member (or any Person acting on behalf of a Member) shall not loan funds to or guarantee a loan for any Member to enable such Member to make a Capital Contribution;

(iv) Any distributions to Members shall be directly proportional to such Members’ then Membership Interests; and

(v) The Company shall not furnish or provide services to patients who are referred by Members, their Affiliates or employees, on terms different from those offered to patients referred by any other Person.

Section 2.3. Term of Company’s Existence. The Company commenced its existence on the date the Charter Document was filed with the Delaware Secretary of State and shall continue in existence until dissolved pursuant to the terms hereof or as otherwise provided by law.

Section 2.4. Title to Company Property. Company Property shall be held and owned in the name of the Company. Conveyance of Company Property shall be made in the name of the Company.

Section 2.5. Principal Office. The principal office of the Company shall be located at such office, either within or without the State, as the business of the Company may require from time to time.

Section 2.6. Fiscal Year. The fiscal year of the Company shall be the calendar year unless otherwise designated by the Managing Committee.

Section 2.7. Registered Agent/Registered Office. If the Act requires the Company to maintain a registered agent and/or a registered office, the address of such registered agent and/or registered office may be identical to the principal office of the Company or may be some other address designated by the Members.

ARTICLE III

MEMBERSHIP INTEREST; CAPITAL CONTRIBUTIONS; FINANCING

Section 3.1. Capital Contributions of Members. As of the date of this Agreement, each Member agrees to contribute to the Company the consideration set forth on the attached Exhibit B (the “Capital Contribution Commitment”) in exchange for the Membership Interest percentage set forth therein. Capital Contributions may be required to be made by the Members, up to the amounts of the respective Capital Contribution Commitments of the Members, in one or more than one installment.

Section 3.2. Financing; Guaranties. It is contemplated that the Company will obtain a loan to fund all or a substantial portion of the costs of development, construction, and equipping the Facility, as well as for the initial working capital. Such loan will be secured by all the assets of the Company and each of the Members agrees to guaranty the loan, in addition to their Capital Contribution Commitments; provided that the amount of obligations of the Company which any Member may be required to guaranty shall not exceed such Member’s Membership Interest percentage of the total amount of obligations of the Company which all Members are required to guaranty. Guaranty obligations incurred pursuant to this Section 3.2 shall not constitute Capital Contributions, unless and except to the extent that payment is made upon demand under a guaranty (and, in the case of any Excess Guaranty Payment, where an election shall not have been made to treat the same as a loan) in accordance with Section 3.4.

Section 3.3. Additional Capital Contributions. In addition to each Member’s Capital Contribution Commitment and guaranties as provided above, in the event the Managing Committee determines that the Company requires additional financing for its operations and such financing is not reasonably available from third parties, then upon a vote of a Majority in Interest of the Members, the Company may require from time to time each Member to make an additional Capital Contribution to the Company in proportion to such Member’s percentage of Membership Interest (a “Capital Call”). Any request for additional

Capital Contributions hereunder shall specify in detail the proposed use of the funds subject to the Capital Call. If a Member fails to timely make a required Capital Contribution after a Capital Call (which shall be no sooner than twenty (20) days after the date of such Capital Call), the other Members by a written vote of a Majority in Interest delivered to the Company may exercise either of the options set forth below within thirty (30) days of the due date of such Capital Contribution (such options to be the sole remedy of the Company and the other Members for the failure of a Member to make the required Capital Contribution pursuant to a Capital Call):

(i) the amount contributed by the other Member(s) shall be treated as loans to the Company and shall be repayable to the loaning Member(s) (in proportion to their loans) with interest payable monthly in arrears from the date of such loans to the date of repayment at a rate equal to the higher of twelve percent (12%) per annum or five percent (5%) in excess of the Base Rate. Such loan(s) shall be repaid prior to any payment of any distributions of Net Cash Flow pursuant to Section 4.2 hereof and shall have a maturity date five years from the date made; or

(ii) the amounts advanced by such other Members shall dilute the Membership Interest of any Member who failed to make its Capital Contribution pursuant to the Capital Call and increase the Membership Interest of the other Members in accordance with the following formula (and such changed percentages shall apply for all purposes of this Agreement thereafter): each Member’s Membership Interest percentage shall be equal to (a) its prior Capital Contributions plus the Capital Contribution made by it in connection with such Capital Call, divided by (b) the sum of all prior Capital Contributions plus the sum of all Capital Contributions made in connection with such Capital Call.

provided, however, that where the additional capital funding is required for short-term cash flow needs and the other Member(s) fail to make the Capital Contributions pursuant to the Capital Call therefor, ARA agrees that it shall make such capital available in the form of a loan pursuant to clause (i) above for a term not to exceed sixty (60) days, and if such loan and accrued interest thereon is not paid in full on or before the sixtieth day after made, ARA shall exercise with respect to such unpaid amount either of the options set forth in clauses (i) and (ii) above.

Section 3.4. Guaranty Payments. In the event that any demand is made under a guaranty or guaranties by a Member of obligations of the Company, all guaranty payments made by any Member, up to the extent of such guaranty payments equal to such Member’s Membership Interest percentage of the total guaranty payments made by all Members, shall be deemed a Capital Contribution to the Company. To the extent that any Member shall have made a payment upon demand under a guaranty or guaranties of obligations of the Company in excess of such Member’s Membership Interest percentage of the total guaranty payments made by all Members (the “Excess Guaranty Payment”), then at the option of the Member (or, as the case may be, the Majority in Interest of the Members) which shall have made Excess Guaranty Payments, (a) such Member or Members shall have a right of contribution against any Member failing to pay its Membership Interest percentage of the total guaranty payments, (b) such Excess Guaranty Payments shall be treated as loans to the Company in accordance with the provisions of Section 3.3(i), or (c) such Excess Guaranty

Payments shall dilute the Membership Interest of each Member which shall not have made guaranty payments equal to such Member’s Membership Interest percentage of the total guaranty payments made by all Members, in accordance with the provisions of Section 3.3(ii). Any Capital Contribution by a Member resulting from a payment upon demand under such Member’s guaranty of obligations of the Company, shall not be deemed to reduce any outstanding and unpaid Capital Contribution commitments of such Member.

Section 3.5. Member Loans. To the extent the Company requires additional financing for its operations and such financing is not reasonably available from third parties, then upon a vote of a Majority in Interest of the Members, the Company may borrow funds from Members (with each Member being given the opportunity, without obligation, to participate in such loan as a creditor in proportion to his then Membership Interest) up to the amount determined necessary, such borrowing to be in accordance with Section 3.3(i) above.

Section 3.6. Capital Accounts. A Capital Account shall be established and maintained by the Company for each Member in accordance with and subject to the requirements of the Code.

(a) In general, each Member’s Capital Account is increased by:

(i) the amount of money contributed by the Member;

(ii) the fair market value of property contributed by the Member (net of liabilities secured by the property that the Company is considered to assume or take subject to); and

(iii) allocations of Net Profits (as defined below) to such Member.

(b) In general, each Member’s Capital Account is decreased by:

(i) the amount of money distributed to such Member;

(ii) the fair market value of property distributed to such Member (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to); and

(iii) allocations of Net Losses (as defined below) to such Member.

(c) If all or a portion of a Member’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest.

(d) This Section 3.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Agreement and such Treasury Regulations. If the Tax Matters Partner designated pursuant to Section 7.2 determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, the Tax Matters Partner may make such modification, but only if it will not have a material effect on the amounts to be distributed to any Member pursuant to Section 4.2 or pursuant to Section 10.4 upon the dissolution of the Company. The Tax Matters Partner also shall (i) make recommendations to the Members of any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make recommendations to the Members of any appropriate modifications in the event unanticipated events might otherwise cause any one or more of the provisions of this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The Members shall then vote, within five (5) days of receipt of any such suggestions in written form. Members holding greater than 66% of the Membership Interests must consent before any such adjustments or modifications are made.

Section 3.7. Contingency Reserves. The Managing Committee shall have the right to set aside Company funds in such reserves as it in its reasonable discretion determines to be prudent for the operation of the Company’s business, including any sums the Managing Committee deems necessary to reserve for the future payment or reduction of any Company obligations.

Section 3.8. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to demand the return of the Member’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. Except as otherwise provided in this Agreement, no Member shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Member shall be personally liable for the return or repayment of all or any part of any other Member’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Member) of the Company.

Section 3.9. No Third Party Beneficiary Rights. The provisions of this Agreement are not intended to be for the benefit of any creditor or any other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members or any Affiliate; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members or any Affiliate.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1. Company Expenses. The Company will pay all expenses of the Company, including without limitation (i) all costs of borrowed money, taxes, insurance and assessments with respect to the assets and operation of the Company; (ii) legal and accounting fees incurred by the Company in the operation of its business (but not legal expenses incurred by the Members in connection with the negotiation of this Agreement and related initial agreements for the establishment of the Company); and (iii) expenses for the acquisition, financing, operation, construction and disposition of the assets of the Company. Except upon express agreement, no Member shall have any liability for the expenses of the Company.

Section 4.2. Allocation and Distribution of Profits and Losses.

(a) The Company’s Net Profits (as hereinafter defined), if any, shall be allocated no less often than annually to Members in proportion to holdings of Membership Interests.

(b) The Company’s Net Losses (as hereinafter defined), if any, shall be allocated no less often than annually to Members in proportion to holdings of Membership Interests.

(c) For purposes of this Agreement, “Net Profits” shall mean, the gross revenues of the Company, less all losses, deductions and expenses of the Company, all as determined by generally accepted accounting principles applicable to partnerships. “Net Losses” shall mean, for purposes of this Agreement, losses as determined by generally accepted accounting principles applicable to partnerships.

(d) If any items to be allocated pursuant to this Article IV include any ordinary income attributable to the recapture of any prior income tax deductions including, without limitation, the recapture of depreciation, as specified in Sections 1245 and 1250 of the Code, such items of recapture, insofar as may be practicable, shall be allocated among the Members in the same proportions as the original allocations of the deductions giving rise to such recapture items.

(e) Distributions shall be made only out of available Net Cash Flow and at such times and in such amounts as is determined by a Majority in Interest of the Members. Distributions shall, when made, be made to the Members in accordance with their Membership Interests at the time thereof. For purposes of this Agreement, “Net Cash Flow” shall mean all cash revenues, funds and proceeds received by the Company (including both operating and non-operating cash revenues), less the sum of the following:

(i) all payments of the current portion of the principal and interest due on any indebtedness of the Company and all other sums paid to lenders;

(ii) all cash expenditures paid incident to the operations of the Company’s business; and

(iii) such working capital reserves and reserves for contingencies determined to be advisable by the Managing Committee.

(f) In furtherance of Section 4.2(e) above, the Members have agreed that, as provided below, during each calendar year the Company shall distribute to each Member who is a Member on a date of distribution an amount sufficient to pay federal, state and local income taxes on an amount equal to such Member’s share of Company’s taxable income for the applicable calendar year, but only to the extent (1) available cash for distribution exceeds a ninety (90) day reserve for working capital, as determined by the Company, and (2) such distributions will not cause a breach under any loan, lease or other Company documents. Distributions under this Section 4.2(f) with respect to any calendar year shall occur on the following dates for each calendar year: March 31, May 31, August 31 and December 31. All payments shall be based on a Company estimate of the tax liability for the applicable calendar year taking into account unused losses from previous calendar years (assuming they are used solely to offset Company taxable income until fully used) with the first payment on March 31 to equal twenty five percent (25%) of that estimate, the second payment on May 31 to equal fifty percent (50%) of that estimate, reduced by prior payments, the third payment on August 31 to equal seventy five percent (75%) of that estimate, reduced by prior payments, and the final payment on December 31 to equal one hundred percent (100%) of that estimate, reduced by prior payments. Additional payments shall be made in April of the year following an applicable calendar year if the estimated payments were not sufficient to cover the entire tax liability; and if the estimated payments exceeded the actual tax liability, the excess shall offset following year mandatory distributions hereunder. For the purposes of this Section 4.2(f), it is agreed that distributions will be based on the assumption that income taxes are being paid at the highest federal, state and local income tax rates applicable to individuals. Should part of the taxable income allocable with respect to any year be treated as a long-term capital gain or have any other preferential tax treatment, appropriate adjustments in the mandatory distributions hereunder shall be made to reflect any lower maximum federal income tax rate which may apply. All determinations as to the amount of taxable income and its treatment, including, for example, the character of a portion of said income as long-term capital gains, shall be made by the accountants for the Company, whose determination, as reflected in the tax return of the Company, shall be final and binding on all concerned.

Section 4.3. Retroactive Allocation Not Permitted. The income, gains, losses, deductions and credits of the Company are allocable to a Member only if they are earned, paid or incurred by the Company during the portion of the fiscal year that such Member is a Member of the Company.

Section 4.4. Return of Improper Distributions. If a Member receives a distribution in violation of the Act, such Member agrees to return the full amount of such distribution to the Company promptly after such Member’s discovery of (or receipt from the Company of notice of) the improper distribution.

ARTICLE V

MEMBERS

Section 5.1. Members. The Company shall have one class of Members. The criteria for participation in the Company as a Member shall be determined from time to time by the Members.

Section 5.2. Other Business Interests of the Members. This Agreement shall not be construed to grant any right, privilege or option to a Member to participate in any manner in any other business, corporation, joint venture, limited partnership, general partnership, limited liability company, limited liability partnership or investment in which the other Members may participate, including those which may be the same as or similar to the Company’s business. Each Member expressly waives the doctrine of corporate opportunity (or any analogous doctrine) with respect to any other such business, corporation, partnership or investment of any other Member or Affiliate.

Section 5.3. Acknowledgement. Each of the parties hereto agrees that nothing contained herein shall be construed as restricting or limiting any Member’s (or Affiliate’s) right, to the extent applicable, to practice medicine, consistent with the Member’s (or Affiliate’s) medical judgment and medical standards and ethics, or limit the ability of the Member (or Affiliate) to participate in managed care programs on a professional basis, or to provide services to end stage renal disease patients at other dialysis facilities.

Section 5.4. Liability of Members/Duty of Care.

(a) No Member shall have any personal liability whatsoever whether to the Company, to any of the other Members, or to the creditors of the Company (except to the extent specifically assumed by such Member) for the debts of the Company or any of the Company’s losses beyond its, his or her Capital Contribution to the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for the imposition of personal liability on the Members for the Company’s liabilities.

(b) The Members’ duty of care in the discharge of their duties as Members to the Company shall be limited to refraining from engaging in grossly negligent conduct, intentional misconduct, or knowing violations of law. In discharging their respective duties, the Members shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports or statements by any of its agents, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

Section 5.5. Admission of Additional Members. Additional and substituted Members may be admitted to the Company upon the approval of the Members, which approval may be withheld for any reason or no reason. The vote to admit a new Member shall set forth the Membership Interest that the new Member shall acquire and the Capital Contribution required for acquisition of such Membership Interest. Upon approval of a new Member by the Members, such new Member shall be admitted to the Company upon execution and delivery of a counterpart of this Agreement attached hereto as Exhibit C, delivery of the required Capital Contribution and execution and/or delivery of such other documents, instruments and items as the Members may require. Exhibit B shall be amended from time to time to reflect the admission of new Members.

Section 5.6. Meetings. Meetings of the Members shall be held on such dates as shall be mutually agreed to by the Members holding a Majority in Interest of the Membership Interests for the transaction of such business as may come before the meeting.

Section 5.7. Notice of Meetings. Written notice stating the place, date, and hour of the meeting shall be delivered not less than five (5) nor more than sixty (60) days before the date of the meeting or, in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of substantially all of the Company’s assets, not less than twenty (20) nor more than sixty (60) days before the meeting, to each Member of record entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Section 5.8. Quorum. The Members holding a Majority in Interest of the Membership Interests entitled to vote upon a matter, present in person or represented by proxy, shall constitute a quorum at any meeting of Members. In the case that a Member is a Person other than an individual, such Member may be represented at any meeting of the Members by a duly authorized representative of the Member. Withdrawal of Members from any meeting shall not cause failure of a duly constituted quorum at that meeting; provided, however, any voting requirement set forth in this Agreement shall require the vote of the percentage indicated of all of the Company’s outstanding Membership Interests not simply those present at the meeting.

Section 5.9. Proxies. Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for such Member by proxy. Such proxy shall be filed with the Company before or at the time of the meeting.

Section 5.10. Voting of Membership Interests; Telephonic Communication. There shall be no cumulative voting of Membership Interests. Except as specifically set forth herein, at a meeting of Members at which a quorum is present, in person or represented by proxy, the affirmative vote of the Members holding of at least a Majority in Interest of the Membership Interests entitled to vote on the matter shall be the act of the Members. Notwithstanding the foregoing, the affirmative vote of Members holding at least sixty-six percent (66%) of the Membership Interests shall be required with respect to Major Actions. Members may participate in any act at any meeting of the Members by means of conference telephone or similar communication equipment if all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence at the meeting.

Section 5.11. Action by Consent of Members without a Meeting. Any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Members holding the Membership Interests required to vote affirmatively with respect to the subject matter thereof. A notice of any action approved by the Members pursuant to this Section 5.11, shall be sent to all Members who did not consent in writing to such action setting forth the action so approved within ten (10) business days of the date of such written consent.

Section 5.12. Voting by Ballot. Voting on any question may be by voice unless the presiding officer shall order or any Member shall demand that voting be by ballot.

Section 5.13. Other Agreements. Concurrent with the execution of this Agreement, the parties shall also enter in the following agreements:

(a) A Management Agreement (the “Management Agreement”) between the Company and American Renal Management LLC (“ARM”), an Affiliate of ARA under 100% common ownership, pursuant to which ARM will provide certain management services to the Company in connection with the operation of the Facility.

(b) A Medical Director Agreement (the “Medical Director Agreement”) between the Company and ____________, pursuant to which he will provide certain medical director services to the Company in connection with the operation of the Facility.

ARTICLE VI

MANAGING COMMITTEE

Section 6.1. Managing Committee. The Members agree that the management of the Company shall be vested in the Members, but that the Members shall appoint a Managing Committee annually for purposes of running the operations of the Company. The Managing Committee shall be the governing body for the Company, as provided herein. The number of members of the Managing Committee shall be set at five (5) members, with ARA entitled to appoint three (3) members and Partner being entitled to appoint two (2) members. Subject to the provisions hereof, each Member shall have the right to appoint and remove its representatives to the Managing Committee at any time subject solely to its discretion. Any member of the Managing Committee not designated in accordance with the foregoing procedure shall be chosen and removed by the Members pursuant to Section 5.10 hereof.

Section 6.2. Rights and Powers of Managing Committee.

(a) Except for powers expressly reserved to the Members under the Charter Document, this Agreement or the Act including, but not limited to, approving Major Actions, the Managing Committee shall have full, exclusive and complete power to manage and control the business and affairs of the Company. The members of the Managing Committee shall constitute the “managers” of the Company under the Act. Except as otherwise provided for herein, decisions of the Managing Committee shall require the affirmative vote of a majority of the members of the Managing Committee. Notwithstanding the foregoing, ARM shall be responsible for running the day-to-day operations of the Facility pursuant to the terms of the Management Agreement.

(b) Any third party not affiliated with the Members shall be entitled to rely on all actions of any member of the Managing Committee. A third party not affiliated with the Members shall not be required to verify whether any consents required hereby have been obtained from or by the Managing Committee.

Section 6.3. Action by Managing Committee. Any action required or permitted to be taken at a meeting of the Managing Committee may be taken without a meeting, without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by members of the Managing Committee representing the percentage of members necessary to approve the action at a meeting. Such action shall be as valid a Company action as though it had been authorized at a meeting of the Managing Committee. A notice of any action approved by the Managing Committee pursuant to this Section 6.3 shall be sent to all members of the Managing Committee who did not consent in writing to such action setting forth the action so approved within ten (10) business days of the date of such written consent. Members of the Managing Committee may participate in and act at any meeting of the Managing Committee by means of conference telephone or similar communications equipment if all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this sentence shall constitute presence at the meeting.

Section 6.4. Actions Regarding Member Transactions. Any decision regarding any contract or other arrangement between the Company and a Member or an Affiliate or Affiliated Entity with respect to a Member may only be approved by the Members pursuant to Section 5.10 and shall be treated as a Major Action for purposes of such approval. The Managing Committee shall make a recommendation to the Members regarding such contract or other arrangement.

Section 6.5. Filing of Documents. The Managing Committee shall file or cause to be filed all certificates or documents as may be determined by the Managing Committee to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State and any other state in which the Company may elect to do business. To the extent that the Managing Committee determines the action to be necessary or appropriate, the Managing Committee shall do all things to maintain the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business.

Section 6.6. Meetings of the Managing Committee. The Managing Committee shall hold such meetings at such times and places and in accordance with such notice as it determines. Meetings of the Managing Committee shall be held on such dates and times as determined by the chairperson of the Managing Committee or as determined or approved by a majority of the members of the Managing Committee. A special meeting of the Managing Committee may be called by any member of the Committee. Written notice of the date, hour and purpose of a special meeting shall be delivered not less than five (5) nor more than sixty (60) days before the meeting to each member of the Managing Committee. A majority of the members of the Managing Committee shall constitute a quorum at any meeting thereof. Withdrawal of a member of the Managing Committee shall not cause failure of a duly constituted quorum at that meeting.

Section 6.7. Managing Committee Chairperson. The Chairperson of the Managing Committee shall be appointed by the members of the Managing Committee and shall preside at meetings of the Managing Committee. The Chairperson shall serve for a one year term and until their successor is appointed by the members of the Managing Committee.

Section 6.8. Duties of Members of Managing Committee; Indemnification.

(a) In taking actions or making decisions on behalf of the Company in the capacity as a member of the Managing Committee, each member of the Managing Committee shall take all actions and make all decisions with respect to the Company consistent with the standards applicable with respect to the duty of care and duty of loyalty owed by a manager under the Act, or a director of a corporation to its shareholders under the business corporation laws of the State of Delaware.

(b) The Company shall, to the maximum extent provided by law, indemnify, defend and hold harmless the members of the Managing Committee, the Members, their respective Affiliates and any officers of the Company (each, an “Actor”), to the extent of the Company’s assets, for, from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Actor in connection with the business of the Company, including without limitation, attorneys’ fees and costs incurred by the Actor in settlement or defense of such claims. Notwithstanding the foregoing, no Actor shall be so indemnified, defended or held harmless for (i) claims based upon its acts or omissions which constitute fraud, gross negligence, or intentional misconduct, (ii) for acts or omissions for which the Company is prohibited from indemnifying under the Act or (iii) for such Actor’s failure to satisfy his obligations under Section 6.8(a) hereof.

(c) An Actor (as defined paragraph (b) above) shall not be personally liable for the failure of the Company to make distributions as set forth in this Agreement and shall not be liable, responsible, accountable in damages or otherwise to the Company or the Members for any act or omission which entitles such Actor to the right to indemnification under Section 6.8(b). Notwithstanding the foregoing, an Actor shall in all instances be liable for acts or omissions which constitute fraud, gross negligence, or intentional misconduct.

(d) Nothing in this Section 6.8 or in Section 5.4 applies to acts, omissions, claims or liabilities arising under or in connection with the Management Agreement or the Medical Director Agreement.

Section 6.9. Compensation of Managing Committee.

(a) The Company will not pay the Managing Committee any fees or other compensation for its services except as set forth in this Agreement; provided, however, that the foregoing sentence shall not preclude members of the Managing Committee from receiving compensation from the Company for other services rendered to the Company.

(b) The Company will reimburse members of the Managing Committee for all actual out-of-pocket third-party expenses reasonably incurred by them in connection with the carrying out of the duties set forth in this Agreement.

ARTICLE VII

REPORTS, TAXES, ETC.

Section 7.1. Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies or other financial institutions as the Members may select by a Majority in Interest of the Members.

Section 7.2. Tax Matters Partner. The Members shall designate the “Tax Matters Partner” (as defined in Code Section 6231). The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings (collectively, “Audits”), and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do any and all things reasonably required to conduct such proceedings. The Company shall indemnify and hold harmless the Tax Matters Partner and its directors, officers, employees and agents from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions undertaken by the Tax Matters Partner in good faith and arising out of its activities on behalf of the Company as Tax Matters Partner. Except for any such actions (or omissions) which constitute fraud, gross negligence or intentional misconduct and subject to the immediate preceding sentence, the Members specifically acknowledge that the Tax Matters Partner shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by the Tax Matters Partner with respect to an Audit.

Section 7.3. Company Books, Records and Information. At all times during the existence of the Company, the Company shall keep or cause to be kept complete and accurate books and records necessary, appropriate and adequate for the Company’s business. To the maximum extent permitted by the Act, the Company shall permit each Member and its authorized representatives to inspect, audit and/or copy books, records and other information about the Company or its business for any purpose reasonably related to the Member’s Membership Interest in the Company. A Member desiring to exercise such rights shall do so by written notice to the Company stating the purpose of the request. The cost of inspecting, auditing and copying records shall be borne by the requesting Member. The Company may not deny or delay a Member’s access to records on the basis of confidentiality or any other grounds except to the extent provided by law; provided that the requesting Member shall undertake not to disclose to any Person other than the Company, other Members and the requesting Member’s professional advisors who agree to be bound by such undertaking any secret or confidential information, patient lists or other data or proprietary information of or pertaining to the Company or ARA to the extent such information is not generally ascertainable or known or is not a matter of public knowledge.

Section 7.4. Reports to Members. The Company shall use its best efforts to provide each Member, by the first day of April of each year, information regarding the Company needed by such Member in the preparation of such Member’s federal and state tax returns for the prior fiscal year and by the thirtieth day of April of each year a copy of an accountant’s report for the prior fiscal year or a summary thereof.

Section 7.5. Taxation as a Partnership. The Members and the Tax Matters Partner acknowledge that the Company shall be taxed for federal income tax purposes as a partnership, and that they shall take all actions and file all elections consistent with assuring such treatment.

ARTICLE VIII

MEMBERSHIP INTERESTS AND THEIR TRANSFER; RESTRICTIONS

Section 8.1. Restriction on Transfers.

(a) Except as expressly permitted herein, no Member may Transfer all or any part of such Member’s Membership Interest without the prior written approval of the Members, which shall not be unreasonably withheld. For purposes hereof, the term “Transfer” shall mean (the term “Transferred” having the corresponding meaning in the past tense) any transfer, sale, gift, bequest, pledge, encumbrance, hypothecation, assignment, or other act or action, either voluntary or involuntary, by operation of law or otherwise, whereby or as a result of which, a Member’s ownership, interest or rights in any Membership Interest are disposed of, impaired or affected in any way. Any Membership Interest Transferred in contravention of this Article VIII shall be void.

(b) Notwithstanding anything in this Agreement to the contrary, any Transfer (i) by one Member to another Member, (ii) by a Member to an Affiliated Entity, or (iii) by a Member to a physician serving as the Medical Director of the Company or an Affiliated Entity thereof, shall, subject to Sections 8.2 and 8.4 hereof, be deemed approved (any Transfer enumerated in this sentence, any Transfer pursuant to Sections 8.8, and any other Transfer with the prior written approval of the Members being referred to herein as a “Permitted Transfer”). The transferee of any Permitted Transfer shall become a substituted Member hereunder (subject to Sections 8.2 and 8.4) with all rights of his transferor with respect to the interest transferred, including voting rights. A Permitted Transfer will not be subject to the provisions of Section 8.5 hereof.

Section 8.2. Additional Limitations on Transfer. Notwithstanding any other provision in this Agreement to the contrary: a Transfer shall not be valid or of any force or effect if it would, in the opinion of counsel for the Company, result in (i) a violation of any applicable United States federal or state securities laws or (ii) the Company being treated for income tax purposes as an association taxable as a corporation. As a condition to the Company recognizing the effectiveness of any Transfer, the Members may require the transferor or transferee, as the case may be, to execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts, which the Members may deem necessary or desirable to: (i) verify the Transfer, (ii) confirm that the proposed transferee has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, (iii) maintain the status of the Company as an association taxable as a partnership for federal tax purposes, and (iv) assure compliance with any applicable state and federal laws, including securities laws and regulations.

Section 8.3. Irreparable Harm. Each Member specifically acknowledges that a breach of Section 8.1 would cause the Company and the Members to suffer immediate and irreparable harm which could not be remedied by the payment of money. In the event of a breach or threatened breach by a Member of the provisions of this Section, the Company or other Members shall be entitled to injunctive relief to prevent or end such breach without the requirement to post bond. Nothing herein shall be construed to prevent the Company or other Members from pursuing any other remedies available to them for such breach or such threatened breach, including the recovery of monetary damages.

Section 8.4. All Membership Interests Subject to Restriction. In the case of any approved transfer or disposition of a Membership Interest or the addition of a new Member, each such transferee or new Member shall execute an appropriate instrument agreeing to be bound by this Agreement as a Member and any guaranty or other instrument which has been executed by the other Members in connection with their ownership in the Company or financing which the Company has obtained. Any permitted transferee or transferees of a Membership Interest shall receive and hold such Membership Interest subject to this Agreement and all of the restrictions, obligations and rights created hereunder, and the Members and each transferee shall be bound by their obligations under this Agreement with respect to each subsequent transferee.

Section 8.5. Right of First Refusal. A Member may sell all of its Membership Interests in the Company if the sale is effected as follows:

(a) In the event a Member (a “Selling Member”) receives a bona fide written offer (a “Bona Fide Offer”) from an unrelated third party, such Selling Member shall first offer to sell the Membership Interest that the Selling Member intends to sell to the third party to the Company and to the other Members by delivering a written offer to the Company and to the other Members on the same terms and conditions of such Bona Fide Offer or its cash equivalent (based on fair market value of the Bona Fide Offer if it contains consideration other than cash) and a copy of said Bona Fide Offer.

(b) The Company shall have the right to accept the offer as to all, but not less than all, of the Membership Interest to be sold pursuant to the Bona Fide Offer by notifying the Selling Member and all other Members within thirty (30) days after receipt of the offer from the Selling Member. The Company’s decision as to whether to accept the Selling Member’s Bona Fide Offer shall be determined by Majority in Interest of the Members entitled to vote thereon, it being agreed that the Selling Member is not entitled to vote thereon and shall not be counted for purposes of determining a quorum at such a meeting of the Members. If the Company does not accept as to all of the offered Membership Interest of the Selling Member, the other Members shall have ten (10) days from receipt of the notice from the Company indicating it is not accepting to accept the offer as to all, but not less than all, of the Membership Interest to be sold pursuant to the Bona Fide Offer by notifying the Selling Member of such other Member’s acceptance (any such accepting Member being a “Buying Member”) within such ten (10) day period. If there is more than one Buying Member, each shall buy that portion of the Selling Member’s Membership Interest to be sold equal to his Membership Interest as a percentage of the Membership Interests of all Buying Members.

(c) If the offer of the Selling Member is accepted as to all of the offered Membership Interest by the Company or any other Member, the closing of said purchase and sale shall take place at the office of the Company or such other place as the parties may agree at a date designated by the Company or the Buying Member, if applicable, which shall not be more than sixty (60) days following the expiration of the period set forth in Section 8.5(b), at which closing the purchase and payments shall be made to the Selling Member by the Company or the Buying Member, if applicable, as contemplated by the Bona Fide Offer.

(d) If the offer of the Selling Member is not accepted as to all of the offered Membership Interest pursuant to the preceding paragraphs (a) through (c) within the times specified above, then the Selling Member may then sell the offered Membership Interest on the same terms and conditions as set forth in the Bona Fide Offer except that the transferee of such Membership Interest shall have only the rights specified in Section 8.6 unless such transferee is admitted to the Company as a substituted Member in accordance with the terms and conditions of this Agreement. Such sale must be made within one (1) year after the date the offer was originally made to the Company and the other Members and the purchaser must agree in writing to be bound by this Agreement, including the restrictions on transfer, as fully as though such purchaser were the Member which sold the Membership Interest, otherwise, this Agreement shall remain in full force and effect as to the Selling Member and any transfer shall be null and void ab initio.

(e) Upon the closing of the sale of Membership Interest pursuant to this Section, the selling and purchasing parties shall execute and deliver to each other such documents which may be required to carry out their undertakings hereunder including the payment of cash and/or delivery of notes and the assignment and delivery of certificates, if any. Upon the closing, the Selling Member shall also deliver to the Company the resignation of such Member’s nominee, if any, as member of the Managing Committee and the purchasing party shall be entitled to elect its nominees in their stead to the Managing Committee. Any acquisition of a Selling Member’s interest by the Company or one or more Buying Members shall be a Permitted Transfer.

Section 8.6. Assignee of a Member’s Membership Interest. If a Member transfers all or any portion of its Membership Interest (whether voluntarily, involuntarily or by operation of law or otherwise) and a Person acquires such Membership Interest but is not admitted as a substitute Member pursuant to the terms of this Agreement, such Person shall:

(a) be treated as an assignee of a Member’s Membership Interest;

(b) have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

(c) share in the Company’s distributions or allocations of income, gains, losses, deductions, credit, or similar items on the same basis as the transferring Member.

Section 8.7. No Right to Withdraw. Except as otherwise provided herein, no Member may withdraw from the Company without the consent of all of the other Members. Any other withdrawal constitutes a material breach of this Agreement for which the Company shall have all remedies provided under this Agreement and applicable law.

Section 8.8. Drag Along Rights. Notwithstanding any other provision contained in this Agreement to the contrary, the other Members agree that in the event ARA either (a) proposes to transfer its Membership Interest to one or more independent third parties in any bona fide arm’s-length transaction or a series of transactions or (b) proposes to have the Company sell or transfer substantially all of its assets to one or more independent third parties in any bona fide arm’s-length transaction or related series of transactions (collectively a “Sale Transaction”), which, in either event, is in connection with or part of a roll-up, initial public offering or similar transaction involving all or substantially all of the other dialysis facilities in which ARA or its Affiliates own interests, ARA shall have the right to do so and may, upon notice to the other Members, compel them to participate in such Sale Transaction in accordance with this Section 8.8 at the same purchase price per percentage of Membership Interest as ARA, and to vote their Membership Interests in favor of such Sale Transaction. In connection with a Sale Transaction, the Members other than ARA shall not be required to make any representations or warranties concerning any matter other than title to their Membership Interests and their power and authority to enter into the Sale Transaction, and shall not be required to indemnify the purchaser for any matter other than the breach of such representations and warranties. The allocation of the aggregate purchase price in the Sales Transaction between the Company and the other ARA and/or ARA Affiliate facilities to be sold shall be determined by a qualified independent investment banker or appraiser, the cost of whose services will be borne by ARA. The Members agree that a breach of this Section 8.8 by any Member would cause ARA to suffer immediate and irreparable harm and that ARA shall have the right to seek specific performance of the provisions of this Section 8.8 in the event of such breach.

ARTICLE IX

PURCHASE OBLIGATIONS AND RIGHTS

Section 9.1. Termination of Membership. It is agreed and understood that the provisions of this Article IX serve the best interests of the Company and its Members by providing for the Company’s ability to remain a closely-held business entity, the equity owners of which (including for this purpose equity owners whose Affiliates are actively involved in the conduct of the Company’s business). The Membership Interest in the Company of a Member which is a Medical Director (as defined in the Medical Director Agreement) or an Affiliated Entity to which a Medical Director shall have transferred his Membership Interest pursuant to a Permitted Transfer, shall continue until such Member suffers an Occurrence. For purposes of this Article IX, an “Occurrence” shall be defined as: (a) such Member dissolves, or the death, retirement or Disability (as defined in the Medical Director Agreement) of such Member; (b) such Member files for bankruptcy or has a petition in bankruptcy filed against it, which filing is not dismissed within sixty (60) days (“Bankruptcy”); (c) such Member withdraws by prior written notice as a Member of the Company or provides notice of its desire to sell its Membership Interest (a “Withdrawal”); or (d) such Member materially breaches this Agreement which breach is not cured within thirty (30) days of the Member’s receipt of written notice of the breach by the Company (any of the events described in this clause (d), a “Breach Event”). A Member who suffers an Occurrence, or which is an Affiliated Entity deriving its Membership Interest from a Medical Director who suffers an Occurrence, shall hereinafter be referred to as a “Departing Member.”

Section 9.2. Redemption by Company in Event of an Occurrence.

(a) In the event of an Occurrence, the Company shall have the option to redeem all, but not less than all, of the Departing Member’s Membership Interest at the redemption price determined in accordance with Section 9.3.

(b) The Company’s decision as to whether to exercise the foregoing option shall be determined pursuant to Section 5.10 of this Agreement; provided, however, that for purposes of such determination, the Departing Member shall not be entitled to vote and the presence of any such Persons shall not be required for purposes of a quorum. The Company shall give notice of its intent to redeem the Membership Interest of the Departing Member by serving written notice upon the Departing Member (or the Departing Member’s personal representative, heir, successor, trustee or custodian) within sixty (60) days following the Company’s notification or discovery of the Occurrence. The Departing Member shall be obligated to sell such Member’s Membership Interest to the Company upon receipt of such notice upon the terms and conditions of the redemption price determined in accordance with Section 9.3 below. The closing of the redemption of Departing Member’s Membership Interest shall proceed in accordance with Section 9.4 below.

(c) Notwithstanding the preceding Sections 9.2(a) and (b), so long as one or more physicians serving as the Medical Director of the Company (or an Affiliated Entity deriving its Membership Interest from such a person) remains as a Member, the Company’s redemption option under this Article IX shall be subject to a first refusal right of such Member, or Members pro rata, to purchase all but not less than all of the Membership Interest of the Departing Member, at a fair market price determined mutatis mutandis in accordance with Section 9.3(a)(ii) below. In order to exercise such first refusal right, such Member or Members shall give written notice to the Departing Member and the Company within thirty (30) days following the Company’s notification of the Occurrence; and the Member or Members exercising such first refusal right shall purchase, and the Departing Member shall be obligated to sell, the Departing Member’s Membership Interest upon receipt of such notice at such fair market value purchase price and upon the other terms and conditions (as applicable) set forth in Sections 9.3, 9.4, and 9.5.

Section 9.3. Purchase Price and Payment Terms.

(a) In the event a Member suffers an Occurrence, the purchase price for the Departing Member’s Membership Interest shall be calculated as follows:

(i) In the event the Occurrence occurs as the result of a Breach Event or Withdrawal, the purchase price shall be equal to the book value of the Departing Member’s Membership Interest as of the date of the Occurrence based upon the Book Value of the Company’s assets (including accounts receivable) and liabilities determined by the accountant who regularly prepares the Company’s financial statements as of the date of the Occurrence. “Book Value” shall be defined as the carrying value of all assets (including accounts receivable) less the sum of all liabilities and the amount of any distributions payable to the Members which were declared prior to the date of the Occurrence. Book Value shall be determined in accordance with the regular financial statements prepared by or for the Company and in accordance with the accounting principles consistently applied by the Company in preparing such financial statements.

(ii) In the event the Occurrence occurs other than by reason of a Breach Event or Withdrawal, the purchase price shall be equal to the fair market value of the Departing Member’s Membership Interest as of the date of the Occurrence as determined by an independent appraiser. In the event the Company and the Departing Member cannot agree upon a mutually acceptable appraiser within fifteen (15) days of the date of the Occurrence, the Company and the Departing Member shall each select an appraiser, which appraisers shall in turn select a third appraiser who shall determine the fair market value of the Departing Member’s Membership Interest.

In determining the Book Value or fair market value of the Company, no asset value shall be included which is attributable to life insurance policies (or proceeds thereof) on Members or their Affiliates.

(b) The Company shall pay the purchase price as calculated pursuant to Section 9.3(a) in cash at the closing of any purchase by reason of an Occurrence. However, in the event such purchase price exceeds Two Hundred Fifty Thousand Dollars ($250,000), the Company may, at its option: (i) elect to pay the amount of the purchase price in full by certified check or bank draft; or (ii) elect to pay the amount of the purchase price in three (3) equal annual installments by delivery at the closing of the certified check or bank draft equal to one installment and an installment promissory note (the “Note”) for the balance, bearing interest from the date of the closing at an interest rate equal to the prime rate of interest as of the date of closing as published by The Wall Street Journal (the “Base Rate”) plus one percent (1%). The interest rate applicable to the principal of the Note shall be adjusted annually on the anniversary of the closing. If the Company elects to pay in installments and issues a Note, the Note will be secured by a pledge or perfected security interest in the Membership Interest being acquired, with all voting rights and distributions with respect to the secured interest being payable to the Company except for periods where there is an uncured default in payment under the Note.

Section 9.4. Closing. The closing of any purchase pursuant to this Article IX shall occur in accordance with the following terms and conditions:

(a) The closing of said purchase and sale shall take place at the office of the Company or such other place as the parties may agree at a date designated by the Company which shall not be more than sixty (60) days following the date the Company (or, as applicable, first refusal purchaser) provides notice of its intent to purchase the Departing Member’s Membership Interest; and

(b) At the closing, the documents representing the interest in the Membership Interest to be purchased shall be executed and delivered in form ready for transfer against delivery of the payments as determined under Section 9.3 hereof.

Section 9.5. Documents. Upon the closing of the sale of a Departing Member’s Membership Interest, the selling and purchasing parties shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder including the payment of cash and/or delivery of notes. Upon the closing and such deliveries, the Departing Member shall transfer to the Company such Departing Member’s Membership Interest free and clear of any liens, charges or other encumbrances and shall deliver to the Company the resignation of such Departing Member’s nominees, if any, as member of the Managing Committee.

ARTICLE X

DISSOLUTION, TERMINATION AND LIQUIDATION

Section 10.1. Events Causing Dissolution of the Company. The first to occur of the following events shall cause a dissolution of the Company:

(a) the unanimous consent of the Members to the dissolution of the Company;

(b) the sale or exchange of all or substantially all of the Company Property; or

(c) the failure of the Company to obtain within six (6) months after the date of this Agreement a binding commitment from a third-party lender for the Facility loan referred to in Section 3.2, unless a Majority in Interest of the Members shall elect in its or their sole discretion (by a signed instrument in writing) to extend such 6-month period for a specified additional period of time, or to continue the Company notwithstanding the failure to obtain such financing commitment.

The Company shall continue in existence notwithstanding, and shall not be dissolved by, the termination of any Member’s membership in the Company, so long as there remains another Member of the Company.

Section 10.2. Effect of Dissolution. If the Company is dissolved, the Company shall be wound up and terminated in accordance with this Article X.

Section 10.3. Final Accounting. Upon dissolution of the Company, an accounting shall be made of the Capital Account of each Member, of the Company Property and of the Company’s liabilities and operations, from the date of the last previous accounting to the date of such dissolution.

Section 10.4. Distribution. Following the payment of all debts and liabilities of the Company (other than loans or advances that have been made by any of the Members) and all expenses of liquidation, and subject to the right of the Members to set up cash reserves as deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(a) First, to the repayment of any loans or advances that may have been made by any of the Members to the Company, but if the amount available for repayment of such loans or advances shall be insufficient, then to the Members on account thereof in proportion to their respective advances;

(b) Second, after allocation of all income, profits, losses and deductions in accordance with Article IV hereof and after adjustment to the Capital Accounts required by Treasury Regulation §1.704-1(b), to the Members in payment of the amount of their Capital Accounts, but if the amount available for such repayment shall be insufficient, then to the Members on account thereof in proportion to their respective Capital Accounts; and

(c) Then, to the Members in accordance with their Membership Interests.

Each Member shall look solely to the Company Property for all distributions with respect to the Company and shall have no recourse against any other Member therefor. No Member shall have any rights to demand or receive Company Property other than cash upon distribution and liquidation of the Company, but the Members may, in their discretion by vote, distribute Company Property other than cash to a Member.

Section 10.5. Termination. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. Each of the Members shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the property and liabilities of the Company as of the date of complete liquidation. Upon compliance with the distribution plan set forth herein, the Members shall cease to be such, and the Members or an authorized person shall execute, acknowledge and cause to be filed an appropriate certificate or articles of dissolution of the Company in accordance with the Act. Upon completion of the dissolution, winding up, liquidation and distribution of the liquidation proceeds, the Company and this Agreement shall terminate.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices and Addresses. All notices required to be given under this Agreement shall be in writing and shall be mailed by certified or registered mail, sent by overnight delivery service or shall be personally delivered. Such notices as are mailed shall be mailed to the Members at the addresses set forth on Exhibit B hereof or such other address of which a Member may notify the Company and the other Members in writing in accordance with this Section. Any notices to be sent to the Company shall be mailed to the principal office of the Company with a copy to the principal offices of ARA. Any notices provided for hereunder shall be deemed given as of the fifth (5th) business day after mailing by certified or registered mail, the next business day after deposit with a recognized overnight delivery service or upon personal delivery, as the case may be.

Section 11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

Section 11.3. Amendments. This Agreement may be amended only as set forth in Section 5.10 hereof, provided no amendment shall be made which adversely effects a Member without such Member’s prior written consent.

Section 11.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members, their permitted assigns and their respective legal representatives, heirs, successors and assigns. This Agreement is entered into between the Company and the Members for the exclusive benefit of the Company, its Members and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or other Person. Except and only to the extent required by applicable law, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and the Members with respect to any Capital Contribution or otherwise.

Section 11.5. Counterparts. This Agreement may be executed in multiple and separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Section 11.6. Entire Agreement. This Agreement, the Exhibits attached hereto and the provisions contained in the Charter Document constitute the entire understanding of the parties hereto with respect to the subject matter hereof and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing and adopted in accordance with the provisions of this Agreement.

Section 11.7. Partition Action. Each of the parties hereto irrevocably waives any right which such party may have to maintain an action for partition with respect to Company Property.

Section 11.8. Validity and Severability. If any provision herein shall be held invalid or unenforceable, such provision shall not affect the validity or enforceability of any other provisions hereof, all of which other provisions shall, in such case, remain in full force and effect.

Section 11.9. Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall, at any particular time, be deemed to be a reference to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as at such time is in effect.

Section 11.10. Securities Laws; Other Restrictions. THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED BY THE MEMBERS FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF COMPLIANCE WITH THIS AGREEMENT, THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS AND, IF THE COMPANY SO REQUESTS, UNTIL THE COMPANY HAS RECEIVED FROM COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY AN OPINION REASONABLY ACCEPTABLE TO THE COMPANY THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAWS AND THE TRANSFER HAS BEEN ACCOMPLISHED IN ACCORDANCE WITH THE OTHER TERMS OF THIS AGREEMENT.

Section 11.11. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 11.12. Arbitration. All disputes or claims arising under this Agreement shall be settled by arbitration before a panel of three (3) arbitrators, with one arbitrator designated by the party initiating the dispute or claim and the other arbitrator designated by the Members (excluding any Member initiating the dispute or claim), and the third arbitrator designated by the first two. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, and shall take place in Boston, Massachusetts. Arbitration may be commenced at any time by any Member giving written notice to the other Member or Members requesting that the matter in dispute be referred to arbitration in accordance with this Section 11.12. The first two arbitrators shall be designated within thirty (30) days after such written request for arbitration; and the third arbitrator shall be selected within thirty (30) days after the appointment of the second of the first two arbitrators. In the event that one or more arbitrators shall fail to be selected within the periods above specified, the remaining arbitrator or arbitrators shall be selected pursuant to the rules of the American Arbitration Association from the Commercial Arbitration Panel maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties. This provision for arbitration shall be specifically enforceable by the parties. Each of the parties to a dispute submitted to arbitration shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of a majority of the arbitrators, any claim or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess all or any part of the arbitration expenses of the other party, including reasonable attorneys’ fees, and of the arbitrators against the party raising such unreasonable claim, defense or objection.

Section 11.13. Limited Renegotiation. This Agreement shall be construed to be in accordance with any and all applicable federal and state laws, including without limitation Medicare, Medicaid and other federal and state statutes, rules, regulations, principles and interpretations. In the event there is a change in Medicare, Medicaid or other federal or state statutes, rules, regulations, principles or interpretations that renders any of the material terms of this Agreement unlawful or unenforceable as determined by qualified health law counsel for a Member or the Company, any Member shall have the immediately right to initiate the good faith renegotiation of the affected term or terms of this Agreement, upon notice to the other Members, to remedy such condition. Should the parties be unable in good faith to renegotiate the term or terms so affected so as to bring it/them into compliance with the statute, rule, regulation, principle or interpretation that rendered it/them unlawful or unenforceable, within ninety (90) days of the date on which notice of a desired renegotiation is given, then any Member shall be entitled, after the expiration of said initial ninety (90) day period, to require that the Company be sold.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement effective as of the date first above written.

AMERICAN RENAL ASSOCIATES, LLC

By:
Name:
Title:

PARTNER:

By:
Name:
Title:

Shareholders of Partner:

Name:

Name:

Name:

EXHIBIT A

CHARTER DOCUMENT

EXHIBIT B

MEMBERSHIP

Member Name and Address	Percentage of Membership Interest	Capital Contribution Commitment
American Renal Associates, LLC 66 Cherry Hill Drive Beverly, MA 01915%		Up to $	________	*
	%	Up to $	________	*

Totals:	100%	Up to $	_________

*	The Capital Contribution commitments listed above may be made in one or more than one installment. The maximum Capital Contribution amounts listed above shall be deemed, notwithstanding the actual making of such Capital Contribution in more than one installment, absolute Capital Contribution Commitments of the Members and not “additional Capital Contributions” pursuant to a Capital Call under Section 3.3 of the Agreement. If made in more than one installment, each installment shall be made by each Member in his or its Membership Interest percentage of the total installment amount required of all Members on any occasion. Guaranty obligations incurred pursuant to Section 3.2 shall not constitute Capital Contributions, unless and except to the extent that payment is made upon demand under any guaranty (and, in the case of any Excess Guaranty Payment, where an election shall not have been made to treat the same as a loan) in accordance with Section 3.4. Any Capital Contribution by a Member resulting from a payment upon demand under such Member’s guaranty shall not be deemed to reduce any outstanding and unpaid Capital Contribution commitment of such Member.

EXHIBIT C

COUNTERPART SIGNATURE PAGE

_____________ DIALYSIS CENTER LLC

The undersigned, desiring to become a Member in ______________ Dialysis Center LLC, a Delaware limited liability company (the “Company”), and further desiring to be bound by the Operating Agreement between the Company and all of its Members, dated as of _________, 2007 (the “Agreement”), hereby joins in and executes the Agreement, agrees to all of the terms and conditions of the Agreement and agrees to be bound thereby. The undersigned authorizes this Signature Page to be attached to the Agreement.

Dated as of _________________.

Percentage of Membership Interests: __________________

Capital Contribution: _______________________________

Signature:

Member Name:

Address:

21005